Exhibit 10.13

EXECUTION COPY

AMENDMENT (this “Amendment”), dated as of December 21, 2004, to the Three Year Competitive Advance and Revolving Credit Agreement, dated as of June 28, 2004, (the “Credit Agreement”), by and among PHH Corporation, a Maryland corporation (the “Borrower”), the financial institutions parties thereto (the “Lenders”) and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that certain provisions of the Credit Agreement be amended as set forth herein; and

WHEREAS, the Lenders are willing to agree to such amendments on the terms set forth herein;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the undersigned hereby agree as follows:

I.      Defined Terms. Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

II.      Amendments to Article 1 (Definitions).

(a)      Article 1 of the Credit Agreement is hereby amended by adding thereto the following definitions in their appropriate alphabetical order:

“Confidential Information Package”: the Confidential Information Package dated December 7, 2004 and which was made available to each of the Lenders party to this Agreement as of such date.

“Floating LIBOR” shall mean, with respect to any day, the rate per annum determined on the basis of the rate for one month deposits appearing on Page 3750 of the Telerate screen (or any successor page thereto) as of 11:00 A.M., London time, on such day. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Floating LIBOR” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered one month deposits of $1,000,000 for delivery on such day, at or about 11:00 A.M., New York City time, on such day in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted.

“Floating LIBOR Borrowing” shall mean a Borrowing comprised of Floating LIBOR Revolving Credit Loans.

“Floating LIBOR Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to Floating LIBOR in accordance with the provisions of Article 2.

“Floating LIBOR Spread” shall mean, at any date or any period of determination, the LIBOR Spread that would be in effect on such date pursuant to the chart set forth in Section 2.22 based on the rating of the Borrower’s senior unsecured non-credit enhanced long-term debt.

“Parent Guaranty” shall mean the guaranty of the Subsidiary Borrower Obligations provided by the Borrower pursuant to Article 8A.

“PHH Spin-Off” shall mean the tax-free distribution by Cendant Corporation to its shareholders of the capital stock of the Borrower as described in the Confidential Information Package.

“Subsidiary Borrower” shall mean any Subsidiary of the Borrower that becomes a party hereto pursuant to Section 9.9(b)(i) until such time as such Subsidiary Borrower is removed as a party hereto pursuant to Section 9.9(b)(ii).

“Subsidiary Borrower Obligations” shall mean the Obligations of any Subsidiary Borrower.

(b)      Section 1 of the Credit Agreement is hereby amended by deleting the following defined terms in their entirety and substituting in lieu thereof the following new definitions:

“Affiliate” shall mean as to any Person, any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another if such latter Person possesses, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such controlled Person or (ii) direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.

“Available Foreign Currencies” shall mean the currencies set forth on Schedule 1.1B, and any other available and freely-convertible non-Dollar currency selected by the Borrower or any Subsidiary Borrower and approved (which approval shall not be unreasonably withheld) in writing by the Administrative Agent.

“Cash Collateral Account” shall mean a collateral account established with the Administrative Agent, in the name of the Administrative Agent and under its sole dominion and control, into which the Borrower or any Subsidiary Borrower shall from time to time deposit Dollars pursuant to the express provisions of this Agreement requiring such deposit.

“Change in Control” shall mean (i) the acquisition by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), directly or indirectly, beneficially or of record, of ownership or control of in excess of 50% of the voting common stock of the Borrower on a fully diluted basis at any time or (ii) if at any time, individuals who at the Closing Date constituted the Board of Directors the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower, as the case may be, was approved by a vote of the majority of the directors then still in office who were either directors at the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.

“Commitment” shall mean, with respect to each Lender, its commitment to make Loans to the Borrower or any Subsidiary Borrower hereunder, in an aggregate amount not to exceed at any time the amount set forth opposite such Lender’s name under the heading “Commitment” on Schedule 1.1A.

“Competitive Bid Accept/Reject Letter” shall mean a notification made by the Borrower or any Subsidiary Borrower pursuant to Section 2.4(d) in the form of Exhibit E-4.

“Competitive Borrowing” shall mean a Borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted by the Borrower or any Subsidiary Borrower under the bidding procedure described in Section 2.4.

“Competitive Loan” shall mean a Loan from a Lender to the Borrower or any Subsidiary Borrower pursuant to the bidding procedure described in Section 2.4. Each Competitive Loan shall be a LIBOR Competitive Loan or a Fixed Rate Loan.

“Fundamental Documents” shall mean this Agreement, any Revolving Credit Notes, any Competitive Notes, and any other ancillary documentation which is required to be, or is otherwise, executed by the Borrower or any Subsidiary Borrower and delivered to the Administrative Agent in connection with this Agreement.

“Indebtedness” shall mean (i) all indebtedness, obligations and other liabilities of the Borrower and its Subsidiaries which are, at the date as of which Indebtedness is to be determined, includable as liabilities in a consolidated balance sheet of the Borrower and its Subsidiaries, other than (x) accounts payable, accrued expenses and derivatives transactions entered into in the ordinary course of business pursuant to hedging programs, (y) advances from clients obtained in the ordinary course of the relocation management services business of the Borrower and its Subsidiaries and (z) current and deferred income taxes and other similar liabilities plus (ii) without duplicating any items included in Indebtedness pursuant to the foregoing clause (i) (but excluding reinsurance obligations of Atrium Insurance Corporation), the maximum aggregate amount of all liabilities of the Borrower or any of its Subsidiaries under any Guaranty, indemnity or similar undertaking given or assumed of, or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any Person other than the Borrower or one of its Subsidiaries and (iii) all other obligations or liabilities of the Borrower or any of its Subsidiaries in relation to the discharge of the obligations of any Person other than the Borrower or one of its Subsidiaries.

“Interest Period” shall mean (a) as to any LIBOR Borrowing, (i) the period commencing on the date of such Borrowing, and ending one week after the date of such Borrowing or (ii) the period commencing on the date of such Borrowing, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3, 6 or, subject to each Lender’s approval, 12 months thereafter, as the Borrower or any relevant Subsidiary Borrower may elect, (b) as to any ABR Borrowing or Floating LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Termination Date and (iii) the date such Borrowing is refinanced with a Borrowing of a different Interest Rate Type in accordance with Section 2.6 or is prepaid in accordance with Section 2.13, and (c) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offer to make the Fixed Rate Loans comprising such Borrowing were extended, which shall not be earlier than seven days after the date of such Borrowing or later than 360 days after the date of such Borrowing; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of LIBOR Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) no Interest Period with respect to any LIBOR Borrowing or Fixed Rate Borrowing may be selected which would result in the aggregate amount of LIBOR Loans and Fixed Rate Loans having Interest Periods ending after any day on which a Commitment reduction is scheduled to occur being in excess of the Total Commitment scheduled to be in effect after such date. Interest shall accrue from, and including, the first day of an Interest Period to, but excluding, the last day of such Interest Period.

“Loan” shall mean a Competitive Loan or a Revolving Credit Loan, whether made as a LIBOR Loan, a Floating LIBOR Loan, an ABR Loan or a Fixed Rate Loan, as permitted hereby.

“Lending Office” shall mean, with respect to any of the Lenders, the branch or branches (or affiliate or affiliates) from which any such Lender’s LIBOR Loans, Floating LIBOR Loans, Fixed Rate Loans or ABR Loans, as the case may be, are made or maintained and for the account of which all payments of principal of, and interest on, such Lender’s LIBOR Loans, Floating LIBOR Loans, Fixed Rate Loans or ABR Loans are made, as notified to the Administrative Agent from time to time.

“Material Subsidiary” shall mean any Subsidiary of the Borrower which together with its Subsidiaries at the time of determination had assets constituting 10% or more of Consolidated Assets, accounts for 10% or more of Consolidated Net Worth, or accounts for 10% or more of the revenues of the Borrower and its Consolidated Subsidiaries for the Rolling Period immediately preceding the date of determination.

“Obligations” shall mean the obligation of the Borrower and any Subsidiary Borrower to make due and punctual payment of principal of, and interest on (including post-petition interest, whether or not allowed), the Loans, the Facility Fee, the Utilization Fee, reimbursement obligations in respect of Letters of Credit, and all other monetary obligations of the Borrower and any Subsidiary Borrower to the Administrative Agent, any Issuing Lender or any Lender under this Agreement, the Notes or the Fundamental Documents or with respect to any Interest Rate Protection Agreements entered into between the Borrower or any of its Subsidiaries and any Lender.

“Revolving Credit Loans” shall mean the Loans made by the Lenders to the Borrower or any Subsidiary Borrower pursuant to a notice given by the Borrower or such Subsidiary Borrower under Section 2.5. Each Revolving Credit Loan shall be a LIBOR Revolving Credit Loan or an ABR Loan.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Administrative Agent or any Lender is subject, for Eurocurrency Liabilities (as defined in Regulation D of the Board) (or, at any time when such Lender may be required by the Board or by any other Governmental Authority, whether within the United States or in another relevant jurisdiction, to maintain reserves against any other category of liabilities which includes deposits by reference to which LIBOR or Floating LIBOR, as the case may be, is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender which includes any such LIBOR Loans and/or Floating LIBOR Loans). Such reserve percentages shall include those imposed under Regulation D of the Board. LIBOR Loans and Floating LIBOR Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D of the Board. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

III. Amendments to Article 2 (The Loans).

(a)      References to “the Borrower” contained in Article 2 of the Credit Agreement shall be construed to apply to the Borrower and/or any relevant Subsidiary Borrower mutatis mutandis.

(b)      Section 2.2 of the Credit Agreement (Loans) is hereby amended as follows:

(i) by inserting “or Floating LIBOR Loans” after each occurrence of the words “ABR Loans” in Section 2.2(a) and 2.2(c); and

(ii) by deleting “twenty (20)” and inserting in lieu thereof “twenty-three (23)” in Section 2.2(b).

(c)      Section 2.5 of the Credit Agreement (Revolving Credit Borrowing Procedure) is hereby amended by inserting “or a Floating LIBOR Borrowing” after the words “ABR Loans” in the fifth and tenth lines thereof.

(d)      Section 2.9 of the Credit Agreement (Interest on Loans) is hereby amended as follows:

(i) by inserting “or Floating LIBOR” after the word “LIBOR” in Section 2.9(d);

(ii) by relettering (x) existing Section 2.9(c) as new Section 2.9(d) and (y) existing Section 2.9(d) as new Section 2.9(e); and

(iii) by inserting the following new Section 2.9(c):

“Subject to the provisions of Section 2.10, the Loans comprising each Floating LIBOR Borrowing shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to Floating LIBOR plus the applicable Floating LIBOR Spread from time to time in effect.”

(e)      Section 2.10 of the Credit Agreement (Interest on Overdue Amounts) is hereby amended by inserting “, Floating LIBOR Loan” after the words “LIBOR Loan” in clause (a) thereof.

(f)      Section 2.11 of the Credit Agreement (Alternate Rate of Interest) is hereby amended as follows:

(i) by inserting “or Floating LIBOR Loan” after the words “LIBOR Loan” in the third line of Section 2.11;

(ii) by inserting “, in the case of LIBOR Loans,” after the words “such Interest Period), or” in the sixth line of Section 2.11;

(iii) by inserting “or Floating LIBOR” after the word “LIBOR” in the ninth line of Section 2.11; and

(iv) by inserting “or Floating LIBOR Borrowing” after the words “LIBOR Borrowing” in the fifteenth line of Section 2.11.

(g)      Section 2.13 of the Credit Agreement (Prepayment of Loans) is hereby amended as follows:

(i) by inserting “or a Floating LIBOR Loan” after the words “ABR Loan” in Section 2.13(a);

(ii) by deleting the last sentence of Section 2.13(b) and inserting in lieu thereof the following sentence:

“Any prepayments required by this paragraph shall be applied first to outstanding ABR Loans and second to Floating LIBOR Loans, in each case, up to the full amount thereof before they are applied to outstanding LIBOR Loans.”;

(iii) by relettering existing Section 2.13(c) as new Section 2.13(d); and

(iv) by inserting the following new Section 2.13(c):

“(c) On any date the Borrower shall cease to own, directly or through wholly-owned Subsidiaries, all of the capital stock of any Subsidiary Borrower, free and clear of any direct or indirect Liens, such Subsidiary Borrower shall (i) make a mandatory prepayment of all outstanding Loans made to it and (ii) deposit cash in a Cash Collateral Account in an amount equal at all times to the full amount of the L/C Exposure from Letters of Credit issued for its account.”

(h)      Section 2.14 of the Credit Agreement (Eurocurrency Reserve Costs) is hereby amended by deleting it in its entirety and inserting in lieu thereof the following new Section 2.14:

SECTION 2.14 Eurocurrency Reserve Costs.

The Borrower shall pay to the Administrative Agent for the account of each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of, or including, Eurocurrency Liabilities (as defined in Regulation D of the Board) (or, at any time when such Lender may be required by the Board or by any other Governmental Authority, whether within the United States or in another relevant jurisdiction, to maintain reserves against any other category of liabilities which includes deposits by reference to which LIBOR or Floating LIBOR is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender which includes any such LIBOR Loans or Floating LIBOR Loans), additional interest on the unpaid principal amount of each LIBOR Loan or Floating LIBOR Loan made to the Borrower by such Lender, from the date of such Loan until such Loan is paid in full, at an interest rate per annum equal (x) at all times during the Interest Period for such Loan, in the case of a LIBOR Loan or (y) on each day, in the case of a Floating LIBOR Loan, to the remainder obtained by subtracting (i)(A) LIBOR for such Interest Period, in the case of a LIBOR Loan or (B) Floating LIBOR for such day, in the case of Floating LIBOR Loans, from (ii) the rate obtained by multiplying LIBOR or Floating LIBOR, as the case may be, as referred to in clause (i) above by the Statutory Reserves of such Lender for (I) such Interest Period or (II) each day such Floating LIBOR Loan remains outstanding, as applicable. Such additional interest shall be determined by such Lender and notified to the Borrower (with a copy to the Administrative Agent) not later than five Business Days before the next Interest Payment Date for such Loan, and such additional interest so notified to the Borrower by any Lender shall be payable to the Administrative Agent for the account of such Lender on each Interest Payment Date for such Loan.

(i)      Section 2.15 of the Credit Agreement (Reserve Requirements; Change in Circumstances) is hereby amended by inserting “or Floating LIBOR Loans” after the words “LIBOR Loans” in Section 2.15(f).

(j)      Section 2.16 of the Credit Agreement (Change in Legality) is hereby amended as follows:

(i) by inserting “or Floating LIBOR Loan” after the words “LIBOR Loan”;

(ii) by inserting “and Floating LIBOR Loans” after the words “LIBOR Loans”; and

(iii) by inserting “and Floating LIBOR Loans” after the words “LIBOR Revolving Credit Loans”.

(k)      Section 2.21 of the Credit agreement (Withholding Taxes) is hereby amended as follows:

(i) by inserting “(a) withholding taxes imposed by any jurisdiction outside the United States shall become payable for any reason or (b) United States” after the words “In the event that any” in Section 2.21(e); and

(ii) by inserting a comma after the words “(as defined below)” in Section 2.21(e).

IV.      Amendments to Section 4 (Conditions of Lending).

Section 4.2 of the Credit Agreement (Conditions Precedent to Each Loan and Letter of Credit) is hereby amended by inserting the following new Section 4.2(d):

“(d) Each Loan and Letter of Credit for a Subsidiary Borrower. The representations and warranties contained in Section 3.1, 3.2 and 3.3 as to any Subsidiary Borrower to which a Loan is to be made or for whose account a Letter of Credit is to be issued shall be true and correct in all material respects on and as of the date of such Borrowing or issuance of a Letter of Credit hereunder; provided, however, that this condition shall not apply to a Revolving Credit Borrowing which is solely refinancing outstanding Revolving Credit Loans and which, after giving effect thereto, has not increased the aggregate amount of outstanding Revolving Credit Loans.”

V.      Amendments to Section 6 (Negative Covenants).

(a)      Section 6.1 of the Credit Agreement (Limitation on Material Subsidiary Indebtedness) is hereby amended as follows:

(i) by deleting the word “and” at the end of Section 6.1(h);

(ii) by deleting the period at the end of Section 6.1(i) and inserting in lieu thereof a semicolon;

(iii) by adding thereto the following new Section 6.1(j):

“Indebtedness incurred by PHH Home Loans, LLC, in an aggregate principal amount not to exceed $150,000,000; and” and

(iv) by adding thereto the following new Section 6.1(k):

“(k) Indebtedness of any Subsidiary Borrower incurred under this Agreement.”

(b)      Section 6.2 of the Credit Agreement (Limitation on Transactions with Affiliates) is hereby amended by deleting the parenthetical contained therein and inserting in lieu thereof the following new parenthetical:

“other than (i) with the Borrower or a wholly-owned Subsidiary of the Borrower or (ii) in connection with the PHH Spin-Off)”.

(c)      Section 6.4 of the Credit Agreement (Limitation on Liens) is hereby amended as follows:

(i) by relettering (x) existing Section 6.4(m) as new Section 6.4(o) and (y) existing Section 6.4(n) as new Section 6.4(p); and

(ii) by inserting the following new Sections 6.4(m) and (n):

“(m) Liens securing Indebtedness permitted by Section 6.1(j);

(n) Liens on cash of Atrium Insurance Corporation in connection with its reinsurance business;”

(d)      Section 6.6 of the Credit Agreement (Consolidated Net Worth) is hereby amended by (x) deleting “$1,350,000,000” and inserting in lieu thereof “$1,000,000,000” and (y) deleting “December 31, 2003” and inserting in lieu thereof “December 31, 2004”.

VI.      Amendments to Section 7 (Events of Default).

Section 7 of the Credit Agreement is hereby amended as follows:

(a)      by inserting “or any Subsidiary Borrower” after the word “Borrower” in the first line of Section 7(a).

(b)      by inserting “or any Subsidiary Borrower” after each occurrence of the word “Borrower” contained in Section 7(b).

(c)      by inserting “or Indebtedness that is redeemed or repurchased at the option of the Borrower or any of its Subsidiaries” before the word “and” at the end of the first proviso after subclause (iii) of Section 7(e).

VII.      Amendments to Section 9 (Miscellaneous).

Section 9.9 of the Credit Agreement (Amendments, etc.) is hereby amended as follows:

(a)      by deleting the word “No” in the first line thereof and inserting in lieu thereof the following:

“(a) Except as set forth in Section 9.9(b), no”.

(b)      by deleting the word “or” prior to subparagraph (ii) of the second proviso and inserting in lieu thereof a comma;

(c)      by inserting at the end of subparagraph (ii) of the second proviso the following new subparagraph (iii):

“or (iii) release the Borrower from its obligations under the Parent Guaranty”.

(d)      by inserting the following new Section 9.9(b):

“(b) This Agreement may be amended without consent of the Lenders, so long as no Default or Event of Default shall have occurred and be continuing, as follows:

(i)      This Agreement will be amended to designate any Subsidiary of the Borrower as a Subsidiary Borrower upon (w) ten Business Days prior notice to the Lenders (such notice to contain the name, primary business address and taxpayer identification number of such Subsidiary), (x) the execution and delivery by the Borrower, such Subsidiary and the Administrative Agent of a Joinder Agreement, substantially in the form of Exhibit I (a “Joinder Agreement”), providing for such Subsidiary to become a Subsidiary Borrower, (y) the agreement and acknowledgment by the Borrower and each other Subsidiary Borrower that the Parent Guaranty contained in Article 8A covers the Obligations of such Subsidiary and (z) the delivery to the Administrative Agent of (1) corporate or other applicable resolutions, other corporate or other applicable documents, certificates and legal opinions in respect of such Subsidiary substantially equivalent to comparable documents delivered on the Closing Date and (2) such other documents with respect thereto as the Administrative Agent shall reasonably request.

(ii)      This Agreement will be amended to remove any Subsidiary as a Subsidiary Borrower upon execution and delivery by the Borrower to the Administrative Agent of a written notification to such effect and repayment in full of all Loans made to such Subsidiary Borrower, cash collateralization of all reimbursement obligations in respect of any Letters of Credit issued for the account of such Subsidiary Borrower and repayment in full of all other amounts owing by such Subsidiary Borrower under this Agreement (it being agreed that any such repayment shall be in accordance with the other terms of this Agreement); provided, however, that no such amendment shall affect or limit the Borrower’s obligations under the Parent Guaranty.”

VIII.      New Article 8A (Parent Guaranty of Subsidiary Borrower Obligations).

The Credit Agreement is hereby amended by adding the following new Article 8A:

“8A      PARENT GUARANTY OF SUBSIDIARY BORROWER OBLIGATIONS

SECTION 8A.1 Guaranty. (a) The Borrower hereby unconditionally and irrevocably guaranties to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by any Subsidiary Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Subsidiary Borrower Obligations.

(b)      The Borrower further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent, any Issuing Lender or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Subsidiary Borrower Obligations and/or enforcing any rights with respect to, or collecting against, any Subsidiary Borrower under this Parent Guaranty; provided, however, that the Borrower shall not be liable for the fees and expenses of more than one separate firm for the Lenders or any Issuing Lender (unless there shall exist an actual conflict of interest among such Persons, and in such case, not more than two separate firms) in connection with any one such action or any separate, but substantially similar or related actions in the same jurisdiction, nor shall the Borrower be liable for any settlement or proceeding effected without the Borrower’s written consent. This Parent Guaranty shall remain in full force and effect until the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated.

(c)      No payment or payments made by any Subsidiary Borrower or any other Person or received or collected by the Administrative Agent or any Lender from any Subsidiary Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Subsidiary Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Borrower hereunder which shall, notwithstanding any such payment or payments (other than payments made by the Borrower in respect of the Subsidiary Borrower Obligations or payments received or collected from the Borrower in respect of the Subsidiary Borrower Obligations), remain liable for the Subsidiary Borrower Obligations until the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated.

(d)      The Borrower agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Parent Guaranty for such purpose.

SECTION 8A.2 No Subrogation.

Notwithstanding any payment or payments made by the Borrower under this Parent Guaranty, or any set-off or application of funds of the Borrower by the Administrative Agent or any Lender, the Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Subsidiary Borrower or against any collateral security or guaranty or right of offset held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations, nor shall the Borrower seek or be entitled to seek any contribution or reimbursement from any Subsidiary Borrower in respect of payments made by the Borrower under this Parent Guaranty, until all amounts owing to the Administrative Agent and the Lenders by the Subsidiary Borrowers on account of the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to the Borrower on account of such subrogation rights at any time when all of the Subsidiary Borrower Obligations shall not have been paid in full, such amount shall be held by the Borrower in trust for the Administrative Agent and the Lenders, segregated from other funds of the Borrower, and shall, forthwith upon receipt by the Borrower, be turned over to the Administrative Agent in the exact form received by the Borrower (duly indorsed by the Borrower to the Administrative Agent, if required), to be applied against the Subsidiary Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

SECTION 8A.3 Amendments, etc. with respect to the Obligations; Waiver of Rights.

The Borrower shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Borrower, and without notice to or further assent by the Borrower, any demand for payment of any of the Subsidiary Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Subsidiary Borrower Obligations continued, and the Subsidiary Borrower Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the requisite Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guaranty or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Subsidiary Borrower Obligations or for the Parent Guaranty under this Article 8A or any property subject thereto. When making any demand hereunder against the Borrower, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on any Subsidiary Borrower, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from any Subsidiary Borrower or any release of any Subsidiary Borrower shall not relieve the Borrower of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against the Borrower. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

SECTION 8A.4 Parent Guaranty Absolute and Unconditional.

The Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Subsidiary Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Parent Guaranty or acceptance of the Parent Guaranty under this Article 8A; the Subsidiary Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the Parent Guaranty under this Article 8A; and all dealings between any Subsidiary Borrower and the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the Parent Guaranty under this Article 8A. The Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Subsidiary Borrower or the Borrower with respect to the Subsidiary Borrower Obligations. The Parent Guaranty under this Article 8A shall be construed as a continuing, absolute and unconditional guaranty of payment without regard to (a) the validity or enforceability of this Agreement, any of the Subsidiary Borrower Obligations or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Subsidiary Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of such Subsidiary Borrower or the Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of a Subsidiary Borrower for its Subsidiary Borrower Obligations, or of the Borrower under the Parent Guaranty under this Article 8A, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Borrower, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Subsidiary Borrower or any other Person or against any collateral security or guaranty for the Subsidiary Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from any Subsidiary Borrower or any such other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of any Subsidiary Borrower or any such other Person or of any such collateral security, guaranty or right of offset, shall not relieve the Borrower of any liability under this Parent Guaranty, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Borrower. The Parent Guaranty under this Article 8A shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Borrower and its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, endorsees, transferees and assigns, until all the Subsidiary Borrower Obligations and the obligations of the Borrower under the Parent

Guaranty under this Article 8A shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement any Subsidiary Borrower may be free from any Subsidiary Borrower Obligations.

SECTION 8A.5 Reinstatement.The Parent Guaranty under this Article 8A shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Subsidiary Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Subsidiary Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Subsidiary Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.”

IX.      Designation of Subsidiary Borrowers. The Borrower hereby designates each of Cendant Mortgage Corporation and PHH Vehicle Management Services LLC (each, a “New Subsidiary Borrower”) as a Subsidiary Borrower under the Credit Agreement as of the Effective Date (as defined below).

X.      Acknowledgement of Parent Guaranty. The Borrower hereby agrees and acknowledges that the provisions of the Parent Guaranty contained in Article 8A of the Credit Agreement (as amended by this Amendment) shall cover the Subsidiary Borrower Obligations of the New Subsidiary Borrowers.

XI.      Effective Date. This Amendment shall become effective on the date (the “Effective Date”) on which the following conditions are satisfied:

(a)      Amendment to the Credit Agreement. The Administrative Agent shall have received a duly executed counterpart to this Amendment from the Borrower, the Administrative Agent and the Required Lenders under the Credit Agreement.

(b)      Joinder Agreements. The Administrative Agent shall have received a duly executed Joinder Agreement from each New Subsidiary Borrower, in form and substance satisfactory to the Administrative Agent.

(c)      Secretary’s Certificates. The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary of each New Subsidiary Borrower dated the date hereof and certifying (A) that attached thereto is a true and complete copy of the certificate of incorporation and by-laws of such New Subsidiary Borrower as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of such New Subsidiary Borrower authorizing the borrowings and other extensions of credit hereunder and the execution, delivery and performance in accordance with their respective terms of this Agreement and any other documents required or contemplated hereunder; and (C) as to the incumbency and specimen signature of each officer of such New Subsidiary Borrower executing the Joinder Agreement by which such New Subsidiary Borrower shall become a party to the Credit Agreement (such certificate to contain a certification by another officer of such New Subsidiary Borrower as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (c)).

(d)      Legal Opinions. The Administrative Agent shall have received favorable written opinions with respect to each New Subsidiary Borrower, dated as of the Effective Date and addressed to the Administrative Agent and the Lenders, of internal counsel of PHH Corporation and of Skadden, Arps, Slate, Meagher & Flom LLP, substantially in the form of Exhibits B-1 and B-2 to the Credit Agreement.

(e)      PHH Spin-Off. The PHH Spin-Off shall have been consummated.

(f)      Fees. The Administrative Agent shall have received all fees required to be paid on or before the Effective Date, and all expenses required to be paid on or before the Effective Date for which invoices have been presented.

XII.      Representations and Warranties. The Borrower hereby represents and warrants that (a) each of the representations and warranties in Section 3 of the Credit Agreement shall be, after giving effect to this Amendment, true and correct in all material respects as if made on and as of the Closing Date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that the representations and warranties made in Section 3.5 shall be qualified by any disclosures made by the Borrower on any Form 10-Q filed with the Securities and Exchange Commission during the period from the Closing Date until the date hereof (it being understood that as of the time immediately after the consummation thereof, the PHH Spin-Off shall not constitute a Material Adverse Effect), and (b) after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

XIII.      No Other Amendments; Confirmation. Except as expressly amended hereby, the provisions of the Credit Agreement and each of the Fundamental Documents are and shall remain in full force and effect.

XIV.      Payment of Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of one counsel to the Administrative Agent.

XV.      Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

XVI.      Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

PHH CORPORATION
By:	/s/ David B. Wyshner
	Name:	David B. Wyshner
	Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent and as a Lender
By:	/s/ Randolph Cates
	Name:	Randolph Cates
	Title:	Vice President

Signature Page to Amendment to PHH Corporation
Three Year Competitive Advance and Revolving Credit Agreement,
dated as of June 28, 2004

[NAME OF LENDER]
By:
Name:
Title: